THIS SECOND AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF HAGEDORN PARTNERSHIP, L.P., as amended (the "Partnership Agreement"), is made as of the 28th day of July, 2000, by the General Partners of the Partnership (the "Second Amendment").

          WHEREAS, the General Partners have unanimously adopted, as of July 28, 2000, the Hagedorn Partnership, L.P. Liquidity Plan (the "Liquidity Plan") at the regular meeting of the General Partners held on July 28, 2000;

          WHEREAS, implementation of certain provisions of the Liquidity Plan requires amendment of the Partnership Agreement; and

          WHEREAS, the General Partners desire to conform the scope of the definition of Family Unit to that of the definition of Permitted Transferees;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.   Defined Terms.
     -------------

          Capitalized terms used herein (including in the introduction and recitals above) and not otherwise defined have the respective meanings assigned to them in the Partnership Agreement or in the Liquidity Plan, as applicable.

2.   Distributions and Allocations.
     -----------------------------

          Notwithstanding anything in the Partnership Agreement to the contrary:

          (a) If there is a sale of Scotts Common Stock pursuant to Section 3(a) or Section 5(a) of the Liquidity Plan, the Partnership shall promptly: (i) distribute to the holder of the Class G limited partner interests (the "Charity") that portion of the Net Proceeds to the Partnership from such sales as is equal to 4.5% of the Income realized by the Partnership with respect to such sales, and (ii) distribute the balance of such Net Proceeds to the holders of the Class or Classes of Interests entitled thereto under Section 3(a) or
Section 5(b) of the Liquidity Plan, as applicable.

          (b) If there is a distribution of shares of Scotts Common Stock pursuant to Section 2(a), Section 3(a) or Section 5(b) of the Liquidity Plan, the Partnership shall: (i) distribute to the Charity an amount equal to 4.5% of the Income realized by the Partnership with respect to such distribution, and
(ii) distribute such shares to the holders of the Class or Classes of Interests entitled thereto pursuant to Sections 2(a), 3(a) or 5(b) of the Liquidity Plan, as applicable. Under the Liquidity Plan, it is a condition to the receipt of such shares or Warrants by the holders of any Class of Interests that such holders pay or cause to be paid to the Partnership an amount equal to the amount to be distributed by the Partnership to the Charity pursuant to clause (i) of this Section 2(b) in respect of the shares of Scotts Common Stock to be distributed to the holders of such Class of Interests. The Partnership may cause such payment obligation of any Class of Interests to be satisfied by setting-off such obligation against any cash amounts that may otherwise then be payable by the Partnership to the holders of the such Class of Interests.

          (c) Income realized by the Partnership with respect to a sale of shares of Scotts Common Stock pursuant to Section 3(a) or Section 5(b) of the Liquidity Plan shall be allocated as follows: (i) to the Charity, an amount equal to the aggregate amount distributed to the Charity pursuant to Section 2(a) of this Second Amendment in connection with such sale, and (ii) the balance to the holders of the Class or Classes of Interests that received the balance of the distributions made pursuant to Section 2(b) of this Second Amendment in connection with such sale in the same proportions as the respective amounts distributed to each Class of Interests pursuant to Section 2(a) of this Second Amendment in connection with such sale bears to the total amount distributed to all Classes of Interests pursuant to Section 2(a) in connection with such sale.

          (d) Income realized by the Partnership with respect to a distribution of shares of Scotts Common Stock pursuant to Section 2(a), Section 3(a) or Section 5(b) of the Liquidity Plan shall be allocated: (i) to the Charity, an amount equal to the aggregate amount distributed to it pursuant to
Section 2(b) of this Second Amendment and (ii) the balance to the holders of the Class or Classes of Interests that received such distribution of shares pursuant to Section 2(b) of this Second Amendment in the same proportions as the number of shares distributed to each Class of Interests pursuant to Section 2(b) of this Second Amendment in such distribution bears to the total number of shares distributed to all Classes of Interests pursuant to Section 2(b) in such distribution.

          (e) Following any sale or distribution of Scotts Common Stock by the Partnership pursuant to Section 3(a) of the Liquidity Plan, (A) the amounts otherwise distributable by the Partnership pursuant to Section 4 of the Partnership Agreement to the holders of any Class of Interests that received all or a portion of such distribution with respect to dividends or other distributions on, or proceeds from the sale of, shares of Scotts Common Stock owned by the Partnership shall be reduced by the amount by which (i) the reduction in the amount of those dividends, distributions or sale proceeds derived by the Partnership as a result of the reduction of the Partnership's holdings of Scotts Common Stock caused by such sale or distribution pursuant to
Section 3(a) of the Liquidity Plan exceeds (ii) the reduction in the amount of those dividends, distributions or sale proceeds that is distributable to the Charity as a result of such reduction in the Partnership's holdings of Scotts Common Stock, and the amounts of Income otherwise allocable by the Partnership to the holders of such Class of Interests pursuant to Section 3 of the Partnership Agreement shall be reduced in a parallel manner.

          (f) Special meetings of the General Partners pursuant to Section 3(g) of the Partnership Agreement may be called as provided therein.

3.   Liquidity Plan Compliance.
     -------------------------

          Notwithstanding anything in the Liquidity Plan to the contrary, each General Partner, Limited Partner or Assignee that accepts any shares of Scotts Common Stock or Warrants pursuant to any provision of the Liquidity Plan shall automatically be deemed to have irrevocably agreed and covenanted to comply with the terms and conditions of the Liquidity Plan applicable to such shares or Warrants. This Section 3 shall not be deemed to modify the obligations of such persons to execute and deliver any agreement or instrument that may be made a condition to the receipt of such shares or Warrants in accordance with the Liquidity Plan.

4.   Amendment of Section 5.7.
     ------------------------

          Clause (i) of Section 5.7(a) of the Partnership Agreement is hereby amended to read in its entirety as follows:

               (i) Sales of Scotts Securities that would result in the Partnership holding less than 25% of the then outstanding voting power in Scotts;

5.   Definitions.
     -----------

          (a) The definition of "Permitted Transferee" set forth in Section 7.1 of the Partnership Agreement is hereby amended to read in its entirety as follows:

               Permitted Transferees shall mean persons who are spouses or former spouses or lineal descendants of General Partners, spouses or former spouses of such lineal descendants, trusts for the benefit of foregoing spouses, former spouses and descendants, and charities that qualify under Section 501(c)(3) of the Code.

          (b) The definition of the term "Family Unit" in Section 12.1 of the Partnership Agreement is hereby amended to read in its entirety as follows:

               Family Unit -- the spouse, any former spouse and the lineal descendants of a General Partner, and the spouses and former spouses of such lineal descendants, trusts for the benefit of such descendants, spouse, and charities that qualify under
               Section 501(c)(3) of the Code.

6.   Miscellaneous.
     -------------

          (a) Except as expressly amended by this Second Amendment, the Partnership Agreement shall remain in full force and effect in accordance with its terms.

          (b) Captions contained in this Second Amendment are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Second Amendment or any provision hereof.

          (c) This Second Amendment may be executed in one or more counterparts, which may include facsimile counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the General Partners hereto have executed this Agreement as of the day and in the year first above written.


                                             /s/ James Hagedorn
                                             ----------------------------------
                                             James Hagedorn


                                             /s/ Katherine Hagedorn Littlefield
                                             ----------------------------------
                                             Katherine Hagedorn Littlefield


                                             /s/ Paul Hagedorn
                                             ----------------------------------
                                             Paul Hagedorn


                                             /s/ Peter Hagedorn
                                             ----------------------------------
                                             Peter Hagedorn


                                             /s/ Robert Hagedorn
                                             ----------------------------------
                                             Robert Hagedorn


                                             /s/ Susan Hagedorn
                                             ----------------------------------
                                             Susan Hagedorn



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